Exhibit 99.2

Transcept Pharmaceuticals Script for October 19, 2010 Conference Call Announcing Intermezzo

Highway Driving Study Preliminary Analysis of Results

Tom Soloway

Thank you, Operator.

Good morning everyone and welcome to the Transcept conference call to review the preliminary analysis of the top line data from the Intermezzo® highway driving study. We appreciate everyone joining us on such short notice.

Before we begin the call, I would like to draw your attention to the Form 8-K that we filed with the SEC this morning. The 8-K includes a copy of the prepared remarks for this conference call, and importantly a copy of a single PowerPoint slide that will assist in our discussion of the data. If you have not already done so, I encourage you to download the 8-K so that you may refer to these materials during our call.

We remind you that this conference call will contain forward-looking statements that are intended to be covered under the safe harbor provided by the Private Securities Litigation Reform Act. Examples of such statements include, but are not limited to:

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the sufficiency of our driving study data and planned packaging changes to adequately address FDA concerns regarding the potential for next morning driving impairment and inadvertent mis-dosing of Intermezzo®

•	timing estimates to resubmit the Intermezzo® NDA and for the completion of FDA review

•	the content of our planned NDA resubmission and its sufficiency to warrant FDA approval to market the drug candidate in its intended indication

•	the sufficiency of our cash resources to address anticipated issues relating to the resubmission of the Intermezzo® NDA and planned ondansetron studies.

These forward-looking statements are based on information that is available to us today. We may not actually achieve our plans, carry out our intentions, or meet the expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Our forward-looking statements do not reflect the potential impact of any in-license collaborations, acquisitions, mergers, dispositions, or joint ventures Transcept may enter into or terminate. Actual results or events could differ materially, and we assume no obligation to update these statements as circumstances change.

For additional information concerning the factors that could cause actual results to materially differ from those in the forward-looking statements, please see the Forward-Looking Statement section in last night’s press release, and the Risk Factors section of our second quarter 10-Q filed with the SEC on August 12th.

Importantly, because the results presented during this call reflect our preliminary analysis of data generated from our Intermezzo® highway driving study, more detailed assessments conducted in the future may yield additional information that may materially alter our view of the data. Additionally, to our knowledge, this is the first study of residual effects on driving ability to be conducted in support of FDA approval of a new sleep agent. The study employs methods to assess drug effects on driving impairment that the FDA has informed us are reasonable; however the FDA has not established formal guidelines that define driving impairment. Thus, we cannot assure you that FDA will interpret the data in the same manner we have. The FDA may analyze the data and other contents of our planned resubmission in ways beyond those presented today, and may reach different conclusions as they seek to understand the safety profile of Intermezzo®.

On the call today are Dr. Frank Steinberg, Dr. Eugene Laska and Glenn Oclassen. Frank was previously the key clinical leader in the development of Ambien® and Ambien CR®, and his knowledge of zolpidem makes him uniquely qualified for his role leading the team devoted to this study. Gene Laska has been our key statistical consultant and will be available during the question and answer session of the call. He is a professor at the New York University School of Medicine, and a fellow of the American Statistical Association and the American Association for the Advancement of Science. He has been a leading statistical consultant to the pharmaceutical industry for many years.

Now I would like to introduce Glenn Oclassen, Transcept President and Chief Executive Officer.

Glenn Oclassen

Thanks, Tom. Good morning to everyone.

As you know, Transcept is seeking FDA approval of Intermezzo® for use as needed for the treatment of insomnia when a middle of the night awakening is followed by difficulty returning to sleep. In October 2009, Transcept received a Complete Response Letter from the FDA regarding the Intermezzo® NDA. In the Complete Response Letter the FDA indicated that Transcept had submitted substantial evidence of efficacy for Intermezzo® for its intended indication, but requested additional data demonstrating that Intermezzo® would not present an unacceptable risk of residual effects, with particular reference to next morning driving performance.

Last night we announced the preliminary results of the highway driving study we carried out in response to FDA’s expressed concerns. We believe that the findings of this study provide reasonable evidence to support our view that Intermezzo®, when used under the conditions recommended in its proposed labeling, does not adversely affect a subject’s capacity to operate a motor vehicle 4 or more hours following a middle of the night dose.

The primary measure of driving performance employed in our highway study, which is the standard deviation of lateral position, or SDLP, was devised over 30 years ago, and measures variability in lane position. It has since been widely used as an experimental assessment of driving performance; however, to our knowledge, it has never been relied upon by the FDA to evaluate the capacity of an hypnotic to impair such performance.

The traditional way in which data from these studies have been analyzed is a comparison of mean change in SDLP between active drug and placebo. This type of analysis has the potential to attach statistical significance to changes that are of little, if any, practical consequence, or alternatively may fail to detect drug effects seen in a minority of subjects that could have practical consequences. Accordingly, we have employed a statistical analysis that, we believe, provides a better informed measure of a drug’s potential to impair driving performance. This key analysis is referred to as a “symmetry analysis,” which was proposed as the primary statistical analysis in the study plan that was submitted to FDA. The Agency informed Transcept that this statistical methodology was a reasonable approach to measure potential next morning driving impairment.

Now I would like to provide a summary of the results of our preliminary data review:

When Intermezzo® was given 4 hours before driving, the symmetry analysis found no statistically significant drug effects at the pre-specified thresholds. A secondary analysis that compares group mean effects did detect small but statistically significant differences between Intermezzo® taken 4 hours prior to driving and placebo.

Additionally, statistically significant differences between placebo and Intermezzo® were shown at 3 hours in both the primary analysis of symmetry and the secondary analysis of means. Here again, the absolute values of the mean differences between active and placebo dosed at 3 hours before driving were relatively small, as Frank will discuss in a moment.

During today’s call we will review the preliminary analysis of the highway driving study results in further detail. We will also discuss our resubmission strategy, including planned packaging changes and other tools designed to minimize inadvertent dosing errors related to double dosing in a single night and taking Intermezzo® with less than four hours remaining in bed. We continue to plan to resubmit the Intermezzo® NDA in the first quarter of 2011.

I will now turn the call over to Dr. Frank Steinberg, who will provide an overview of the study and discuss the study results announced last night in our press release.

Frank

Thank you, Glenn.

Before I begin, I would like to ask you to please bear with me. Since this particular study design may be unfamiliar to many of you, I would like to take some time this morning to provide a context for understanding the results.

We believe this was the largest on-road driving study of its kind. It was a double-blind, randomized, placebo-controlled, four-way crossover study involving 40 healthy volunteers. There were four treatment conditions, so each subject received Intermezzo® 4 hours prior to driving, Intermezzo® 3 hours prior to driving, zopiclone at bedtime 9 hours prior to driving, and placebo. The 4-hour Intermezzo® treatment arm was included to represent dosing in accordance with the proposed label instructions. The 3-hour arm was included in the study to help the FDA characterize the safety profile of Intermezzo® if it is not used as directed and dosed with less than 4 hours prior to driving. Zopiclone is a sleep aid that is widely used in Europe, and we have utilized it in our study as a positive control because its effect on driving impairment has been reliably reproduced in many studies. As Glenn explained, the study outcome is the standard deviation of lateral position, or SDLP, which is a commonly used surrogate measure of driving performance.

SDLP captures variability in lane position as a subject drives an automobile 100 km, or about 62 miles, at a steady speed of 95 km/hr, which is approximately 60 miles/hr, on a public highway under normal traffic conditions. The study was conducted at Maastricht University in the Netherlands, a leading center of research on the effects of drugs and alcohol on driving performance. The Maastricht University Department of Neuropsychology and Psychopharmacology has more than 70 peer reviewed publications describing their work on driving impairment studies.

Before I review the study results, I would like to take a minute to discuss the real-world meaning of SDLP. The difference between a subject’s SDLP on an active drug and a subject’s SDLP on placebo characterizes the effect of the medication. There is no commonly accepted change in SDLP that identifies a driver as being impaired. Therefore, we assessed active drug versus placebo changes in SDLP at 20 different thresholds ranging from 1.75 cm up to 6.5 cm. Based on a review of the published literature, including work performed at Maastricht University, we pre-specified an SDLP change of 2.5 cm as the primary threshold. This change is approximately equal to the mean increase in SDLP reported to occur with 0.05% blood alcohol concentration. This blood alcohol concentration is commonly used throughout the world as a standard for declaring drivers to be driving under the influence. In the United States, however, the threshold is higher, generally 0.08%. In a published alcohol dose-response study, a blood alcohol concentration of 0.08% resulted in a mean SDLP change of 4.2 cm. Given that our study is the first of its kind to be conducted as a key component of an NDA, it is useful that we have the context of these data to act as a guide in assessing our study results.

With that background, I would now like to review the study results. When driving began 4 hours after taking Intermezzo®, there were no statistically significant next morning effects on SDLP at any threshold between 1.75 cm and 6.5 cm. Given that this is a primary analysis which we discussed with the FDA, and is consistent with our proposed label, we believe this is an important finding from this study. When driving began 3 hours after taking Intermezzo®, a statistically significant effect in driving performance was observed at thresholds from 1.75 cm to 4.0 cm. and 9 hours after taking zopiclone, statistically significant effects were observed at every threshold from 1.75 cm to 5.5 cm. The zopiclone results demonstrated that the study had “assay sensitivity,” meaning that the residual sedating effects of a drug on SDLP could be detected.

I mentioned that the primary analysis was the symmetry analysis. The secondary analyses of SDLP, an analysis of variance, or ANOVA, was used to compare the means of each active treatment arm to placebo. This large study was powered such that it detected small, but statistically significant differences in mean SDLP in all three active treatment arms. The mean difference from placebo was 0.8 cm for Intermezzo® taken 4 hours prior to driving, 1.5 cm for Intermezzo® taken 3 hours prior to driving, and 2.5 cm for zopiclone taken 9 hours prior to driving.

It is important that I place these mean differences into context for you. Intermezzo® 3 and 4 hour mean differences versus placebo were relatively small compared to FDA-approved hypnotics that were studied and published in a review of sedative hypnotic driving studies whose designs were similar to the Intermezzo® study. A PowerPoint slide showing this comparison is available under the Form 8-K filed with the SEC this morning. This slide displays the mean drug-placebo SDLP differences in our study and those demonstrated by two other hypnotic drugs prescribed in the United States. Also shown are the mean SDLP effects produced by blood alcohol levels of 0.05% and 0.08%. You will note that the mean SDLP change produced by Intermezzo® dosed 3 and 4 hours prior to driving is relatively small as compared to these historical data; however, we want to emphasize that cross-study comparisons should always be interpreted with caution. This slide also shows that the reduction in driving performance produced by zopiclone in our study was similar to that found in previous driving studies with zopiclone.

During the course of the study there were 3 drives that were terminated prematurely due to excessive sleepiness. One subject failed to complete two drives, one on the zopiclone treatment and the other on Intermezzo® 3-hour treatment. The other prematurely terminated drive occurred in a second subject on the zopiclone treatment.

I will now turn the call back over to Glenn to discuss our resubmission strategy.

Glenn

Thank you, Frank.

As previously indicated, we plan to resubmit the Intermezzo® NDA in the first quarter of 2011.

Our resubmission package will consist of several key elements, each meant to address specific issues raised by the FDA in the October 2009 Complete Response Letter. I will briefly recap those key issues and discuss the approach we are taking to address each of them in the resubmission package:

The FDA requested additional information demonstrating that Intermezzo®, when taken as directed in the middle of the night, does not present an unacceptable risk of residual effects, with particular reference to next day driving ability.

As we’ve discussed on this call, we undertook the Intermezzo® highway driving study in direct response to this concern. We believe that the results of this study together with our previous studies of objective and subjective measures of cognitive function, provide reasonable evidence to address FDA concerns regarding next day residual effects.

We note that in past approvals for CNS-active drugs, including hypnotics, opiates, anxiolytics, antidepressants and antihistamines, the FDA has acknowledged potential effects on driving and typically agreed to labeling language that relies upon a patient’s self-assessment of how they react to a particular drug and their ability to drive safely. We included the three-hour time point in the driving study to help characterize the risk profile of Intermezzo® with regard to next day driving. These data allow us to provide physicians and their patients with important safety information regarding next day driving effects when a medication is inadvertently dosed off-label with less than 4 hours before driving.

The foregoing is our statistical, clinical and regulatory advisers’ best interpretation of the data as analyzed according to the statistical analysis plan presented to the FDA. However, we obviously cannot predict the FDA’s view of these data or whether it will consider any of these data as a matter for approval versus a matter of labeling.

The FDA also expressed two concerns regarding the possibility of patient dosing errors in the middle of the night that could lead to next day residual effects with particular reference to next day driving ability.

The first of these involved inadvertent re-dosing in a single night, where a patient might awaken, take a dose of Intermezzo® to help them return to sleep, and then reawaken later in the night and re-dose, having forgotten that they took the first dose.

To address the re-dosing issue, we have proposed to the FDA that we employ a bedside unit-dose packaging system. This consists of a single dose of Intermezzo® sealed inside a child resistant pouch that measures approximately 3 by 4 inches. Patients will be instructed to keep their box of 30 pouches in the medicine cabinet, but at night, prior to bed-time, place a single pouch by their bedside. If they need Intermezzo® in the middle of the night, they tear open the pouch, take a dose and leave the emptied pouch by their bed. The used package then serves as a strong reminder to patients, if they should reawaken, that they have already taken their medication.

We have discussed this revised packaging strategy with the FDA and they have agreed that it appears to decrease concerns about the risk of inadvertently re-dosing Intermezzo® in a single night.

The second FDA concern about patient dosing errors involved inadvertent dosing with less than four hours of bedtime remaining.

To assist patients in avoiding inadvertent dosing with less than 4 hours of remaining bedtime, we are evaluating and will propose to FDA modified use instructions and patient tools intended to help patients adhere to instructions to take Intermezzo® only when 4 or more hours of bedtime remain.

In addition, reinforcing messages are included throughout the product labeling to impress upon patients the importance of adhering to the 4 hour time window. These messages will be found in the Package Insert and the Medication Guide, and on each unit dose pouch, the patient tools, and a separate printed “Patient Instructions for Use”, which is a user friendly insert that will be included in each box of 30 tablets.

We believe that these combined approaches, along with data showing the effects of Intermezzo® on driving with 3 and 4 hours of bedtime remaining, constitutes a significant effort to address the concerns raised by the FDA with regard to the potential for inadvertent dosing with less than four hours remaining in bed.

The final key issue involves the consideration of a pre-approval use study to define patient ability to properly follow instructions under actual conditions of use.

We do not currently have plans to conduct a patient use study because of the inherent challenges and limitations posed by such studies, and we plan to resubmit to the FDA, as requested, our position in this regard. Problems with pre-approval use studies include the inability to replicate actual in-use conditions and the likelihood that study subjects will alter their behavior because they are under observation. This position has been supported, in writing, by several leaders who specialize in the field of medication errors and their mitigation. The FDA indicated that it would consider our position on these points as part of the overall review of the Intermezzo® NDA.

Before we conclude, I would like to mention an encouraging new component of the resubmission package that we have not previously announced. In 2008, we conducted market research with 45 psychiatrists and 133 primary care physicians, and reviewed with them over 890 of their insomnia patient records. This research indicated that when physicians encounter a patient whose primary insomnia complaint is middle of the night awakening with difficulty returning to sleep, 14% of these patients were instructed by their physician to utilize hypnotics in the middle of the night that have been approved only for bedtime use and that require 7 to 8 hours of time in bed before being active.

Beyond this initial market research, we are now sponsoring a scientifically rigorous epidemiology study to evaluate off-label use of sleep aids in the middle of the night. This study is being conducted by Dr. Ronald Kessler of the Harvard Medical School and is intended to quantify the magnitude of 7 to 8 hour hypnotic off-label drug usage in the middle of the night in a population of several thousand patients within a major health care system. We believe that this study will provide important and quantitative insight into the clinical need for a drug like Intermezzo® as evidenced by the current off-label use of existing hypnotics, none of which have been studied for safety or efficacy, nor packaged or approved for the as-needed treatment of middle of the night awakenings.

Our focus now turns to the final preparation of the NDA resubmission and to working with FDA to bring Intermezzo® to those insomnia patients who wake up in the middle of the night and have difficulty returning to sleep.

As of September 30, 2010, Transcept had approximately $74 million cash, cash equivalents and marketable securities, which we believe will be sufficient to allow for the resubmission of the Intermezzo® NDA and to complete our planned placebo-controlled study of ultra low ondansetron in treatment resistant obsessive compulsive disorder.

Finally, we wish to thank the team who led the charge on designing and executing this highway driving study. If Intermezzo® is approved, this study will provide physicians and their patients with data from what we believe to be the largest and most rigorous highway driving study of its kind ever conducted.

This concludes our prepared remarks and we will now open the lines for your questions.